                                                                                                                                                                                    Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

            513/579-7764

Investor - Susan Robinson

513/579-7780

FOR IMMEDIATE RELEASE

 MACY'S, INC. SAME-STORE SALES UP 2.6% IN JANUARY

CINCINNATI, Ohio, February 3, 2011 – Macy's, Inc. today reported total sales of $1.310 billion for the four weeks ended Jan. 29, 2011, an increase of 4.6 percent compared with total sales of $1.253 billion in the four weeks ended Jan. 30, 2010. On a same-store basis, Macy's, Inc. sales were up 2.6 percent in January.

For the 13-week fourth quarter of fiscal 2010, Macy's, Inc.'s sales totaled $8.270 billion, up 5.4 percent from total sales of $7.849 billion for the final 13 weeks of 2009. On a same-store basis, the company's fourth quarter sales were up 4.3 percent. This is on the high end of the company's guidance for fourth quarter same-store sales to be up between 3.5 percent and 4.5 percent.

For fiscal 2010 as a whole, Macy's, Inc. sales totaled $25.004 billion, up 6.5 percent from total sales of $23.489 billion in fiscal 2009. On a same-store basis, Macy's, Inc.'s fiscal 2010 sales were up 4.6 percent.

“January represented a successful conclusion to a great year of sales growth at Macy's, Inc.  While sales in January were restrained by the series of snowstorms that caused widespread store closings along the East Coast and in the Southeast U.S., we continued to benefit from the underlying strength in our business,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc.

“Same-store sales for fiscal 2010 were above plan and above 2009 in every Macy's region, as well as at Bloomingdale's. When we entered the year, our initial guidance was for 2010 same-store sales to be up between 1 percent and 2 percent. Our actual performance – same-store sales growth of 4.6 percent – was a remarkable achievement in a period of economic uncertainty. This strong performance in 2010 was possible because of successful implementation of key strategies, including My Macy's localization, omnichannel integration of our stores and online businesses, and continued emphasis on fresh, distinctive and exclusive merchandise that appeals to fashion-oriented customers. These are all strategies that will continue to drive our growth in 2011,” Lundgren said.

Online sales (macys.com and bloomingdales.com combined) were up 27.2 percent in January, 29.1 percent in the fourth quarter and 28.7 percent for fiscal 2010. Online sales positively affected the company's same-store sales by 1.1 percentage points in the fourth quarter and 0.9 percentage points in fiscal 2010 as a whole. Online sales are included in the same-store sales calculation for Macy's, Inc.

Macy's, Inc. is slated to report its fourth quarter earnings on Tuesday, Feb. 22, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). The webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-599-4876, passcode 9874055. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2010 sales of $25 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates four Bloomingdale's outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).